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                                                                      EXHIBIT 21


                       Subsidiaries of Cox Radio, Inc.(1)


Cox Kentucky, Inc.
WHIO, Inc.
WSB, Inc.
Cox Louisville, LLC

New Cox Radio II, Inc.





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      (1)Assumes completion of Cox Radio Consolidation.